                                                                   EXHIBIT 99(a)


                        KEYCORP STUDENT LOAN TRUST 1999-A

                              OFFICER'S CERTIFICATE


Bank One, National Association             Banker's Trust Company, Deutsche Bank
fka, The First National Bank of Chicago    100 Plaza One, Mailstop: JCY03-6450
One Bank One Plaza, Suite 0126             Jersey City, NJ 07310
Chicago, IL  60670                         Attn: Corporate Trust & Agency Group
Attn: Corporate Trust Administration             Structured Finance
Phone: (312) 407-0192                      Phone: (201) 593-6776
Fax: (312) 407-1708                        Fax: (201) 593-6459

Key Bank USA, National Association
800 Superior Ave, 4th Floor
Cleveland, OH 44114
ATTN:  Senior Vice President
Key Education Resources
Phone: (216) 828-9342
Fax: (216) 828-9301


Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Bank USA, National Association, as Seller and Administrator, KeyCorp Loan Trust 1999-A and The First National Bank of Chicago (nka, Bank One, National Association), as Eligible Lender Trustee, dated as of January 1, 1999 (the "Agreement"), the undersigned hereby certifies that (i) a review of the activities of PHEAA as Servicer from January 1, 2001, through December 31, 2001, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, PHEAA as Servicer has fulfilled all its obligations under the Agreement throughout such period.



                                     PENNSYLVANIA HIGHER EDUCATION
                                     ASSISTANCE AGENCY, Servicer



Date: March 8, 2002                  By:   /S/ ERNEST P. BEARDSLEY
                                         ---------------------------------
                                     Name: Ernest P. Beardsley
                                     Title: Senior Vice President